Asset Purchase Agreement

1.	Purchase and Sale of Assets
	1.1	Description of Assets

2.	Purchase Price and Allocation

3.	Payment of the Purchase Price
	3.1	Purchase Price
	3.2	Vendor Goods and Services

4.	Assumption of Liabilities

5.	Representations and Warranties of the Vendor
	5.1	Capacity to Sell
	5.2	Authority to Sell
	5.3	Sale Will Not Cause Default
	5.4	Assets
	5.5	Intangible Property
	5.6	Material Change
	5.7	Litigation
	5.8	Conformity with Laws
	5.9	Terms of Employment
	5.10	Material Contracts
	5.11	No Defaults
	5.12	Deferred Revenue
	5.13	Accuracy of Representations

6.	Covenants of the Vendor
	6.1	Conduct of Business
	6.2	Access by Purchaser
	6.3	Taxes
	6.4	Termination of Employees
	6.5	Exclusivity

7.	Representations and Warranties of the Purchaser
	7.1	Status of Purchaser
	7.2	Authority to Purchase

8.	Covenants of the Purchaser
	8.1	Offer Employment
	8.2	Consents

9.	Survival of Representations, Warranties and Covenants; Indemnification
	9.1	Survival of Representations, Warranties and Covenants
	9.2	Indemnification

10.	Conditions Precedent to the Obligations of the Purchaser
	10.1	Vendor’s Representations and Warranties
	10.2	Vendor’s Covenants
	10.3	Vendor’s Certificate

11.	Conditions Precedent to the Obligations of the Vendor
	11.1	Purchaser’s Representations and Warranties
	11.2	Purchaser’s Covenants

12.	Closing
	12.1	Closing Date
	12.2	Place of Closing
	12.3	Documents to be Delivered by the Vendor
	12.4	Documents to be Delivered by the Purchaser

13.	Risk of Loss

14.	Further Assurances

15.	Set-Off

16.	Notice

17.	Entire Agreement

18.	Time of the Essence

19.	Applicable Law

20.	Mediation and Arbitration

21.	Successors and Assigns

22.	Headings

THIS AGREEMENT is made May 8, 2007.

BETWEEN:

Semotus Solutions Inc. with offices located at Suite 202, 718 University Ave., Los Gatos, California 95032

(the “Vendor”)

AND:

Stockgroup Systems Ltd., with offices located at Suite 500 – 750 West Pender Street, Vancouver, B.C. V6C 2T7

(the “Purchaser”)

BACKGROUND

A.

The Vendor carries on the business of providing software for wireless enterprise applications, more specifically the Vendor’s software connects customers wirelessly to critical business systems, information and processes (the “Vendor’s Business”).

B.

The Vendor has agreed to sell, and the Purchaser has agreed to purchase, subject to certain exceptions listed in this Agreement, certain assets and undertakings of the Vendor’s Business related to its financial data wireless services and software (the “Vendor’s Financial Data Business”) on the terms and subject to the conditions provided in this Agreement.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with the others as follows:

1.	Purchase and Sale of Assets

1.1	Description of Assets

Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor at Closing, the undertaking and certain assets of the Vendor’s Financial Data Business, including, without limiting the foregoing:

(a)

all contracts, engagements or commitments to which the Vendor is entitled in connection with the Vendor’s Financial Data Business, and in particular all right, title and interest of the Vendor in, to and under the material agreements and contracts (the “Material Contracts”) described in the Schedule of Material Contracts;

(b)

all right and interest of the Vendor to all registered and unregistered trademarks, trade or brand names, copyrights, designs, restrictive covenants, domain names, proprietary software (including source code) and other industrial or intellectual property used in connection with the Vendor’s Financial Data Business (the “Intangible Property”), including, without limitation, the intangible property described in the Schedule of Intangible Property; and

(c)

the accounts receivable and all other debts owed to the Vendor in connection with the Vendor’s Financial Data Business. The accounts receivable of the Business as of Closing (“Closing Accounts Receivable”) shall remain the property of the Vendor. Closing Accounts Receivable shall be accounted for on a basis consistent with past practices of the Vendor’s Financial Data Business in recognizing sales and billings. Vendor shall have the right to allow the Vendor’s Financial Data Business to continue to receive and collect Closing Accounts Receivable in the ordinary course of business. Purchaser shall use commercially reasonable efforts to collect the Closing Accounts Receivable and promptly (end of each month) remit such collections to the Vendor. Following a period of 120 days from the Closing, the Purchaser shall remit back to the Vendor any uncollected Closing Accounts Receivable balance and records and the Vendor shall have the right to pursue commercially reasonable collection efforts against such customers for the outstanding Closing Accounts Receivable amounts still owed.

all of which are collectively called the “Assets”.

2.	Purchase Price and Allocation

The purchase price payable by the Purchaser to the Vendor for the Assets will be up to Three-Hundred Fifty Thousand Dollars (USD$ 350,000).

3.	Payment of the Purchase Price

3.1	Purchase Price

The purchase price shall be paid and satisfied as follows:

(a)	The Purchase Price shall be up to a total of USD$350,000 (Three Hundred and Fifty Thousand Dollars) for the Assets, payable as follows:

(i)	USD$150,000 (One Hundred Fifty Thousand) payable by certified cheque, wire transfer or bankers draft payable to or to the order of the Vendor and delivered at the Closing; and
(ii)

30% of Gross Revenue payable monthly to the Vendor, up to a total of $200,000 (Two Hundred Thousand Dollars) as defined in 3(c) below. If Gross Revenue falls below twenty-five (25%) within six (6) months of Closing, fifteen percent (15%) per month of Gross Revenue will be payable to the Vendor, up to a total of $200,000.

(b)	The Purchase Price shall be deemed paid in full if any of the following events occur:

(i)	Gross Revenue falls below USD$15,000 (Fifteen Thousand Dollars) a month; or
(ii)	USD$200,000 (Two Hundred Thousand Dollars) in fees have been paid; or
(iii)	Two years from the Closing Date.

(c)

Gross Revenue shall mean total revenues (as determined in accordance with the generally accepted accounting principles) that are earned by, or generated from the Vendor’s Financial Data Business, and including the amount paid on behalf of subscribers for per device and/or per quote stock exchange fees up to a maximum total of USD$2500 a month.

(d)

Purchaser shall pay to the Vendor all monthly data feed costs per month for the Transition Services Period in accordance with the Transition Services Agreement, attached hereto and incorporated herein.

(e)

Vendor shall pay to Purchaser all fees collected by the Vendor as it relates to a Vendor’s customer that refuses assignment of a Material Contract to the Purchaser. Vendor shall maintain the right to invoice the customer under the existing agreement and remit all monies collected under the agreement to the Purchaser.

3.2	Vendor Goods and Services

As part of the Purchase Price, the Vendor shall provide the following:

(i)	moving and functioning set-up of the production environment to the Purchaser’s facility located at 11460 Cronridge Drive, Owings Mills, MD, U.S.A.; and

(ii)	two key employees, as listed in the Schedule 3.2(ii) attached hereto and incorporated herein, (the “Key Employees”) will be hired directly by Purchaser.

4.	Assumption of Liabilities

4.1	Assumed Indebtedness

Purchaser shall be responsible for liabilities under any of the Material Contracts after the Closing (described in Section 12 below). All other obligations and liabilities of Vendor shall be expressly excluded. Vendor shall be responsible for all liabilities and administrative obligations related to the Vendor’s Financial Data Business for the period up to and including the Closing (collectively, the “Assumed Indebtedness”) and the Vendor shall indemnify and save the Purchaser harmless from all claims, demands, suits and actions in respect of the Assumed Indebtedness.

4.2	Other Obligations

On and after closing the Purchaser shall assume, perform and discharge all obligations arising under the Material Contracts (except as provided in section 4.3) and all other contracts, commitments or engagements which are entered into by the Vendor between the date of this Agreement and closing in the ordinary course of the Vendor’s Financial Data Business and which are not prohibited by this Agreement or are consented to in writing by the Purchaser, and the Purchaser shall indemnify and save the Vendor harmless from all claims, demands, suits and actions under the Material Contracts in respect of events after closing.

4.3	Release of Vendor

At or before the Closing the Purchaser shall execute and deliver all such covenants and assurances with respect to the Assumed Indebtedness and with respect to the obligations assumed under section 4.2 as may reasonably be required as a condition to the release of the Vendor from any liability in respect of the Assumed Indebtedness.

5.	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

5.1	Capacity to Sell

The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada with respect to the filing of annual reports, and has the power and capacity to own and dispose of the Assets and to carry on the Vendor’s Business as now being conducted by it, and to enter into this Agreement and carry out its terms to the full extent.

5.2	Authority to Sell

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

5.3	Sale Will Not Cause Default

Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement will:

(a)

violate any of the terms and provisions of the memorandum or articles of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Assets;

(b)

give any person the right to terminate, cancel or remove any of the Assets, except to the extent that the consents of the other parties to the Material Contracts are required to assign the Material Contracts; or

(c)	result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable by the Purchaser in connection with the purchase and sale.

5.4	Assets

The Vendor owns and possesses and has a good marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interest, encumbrances and other claims except as described in the Schedule of Material Contracts.

5.5	Intangible Property

The Schedule of Intangible Assets is a true and correct listing of all Intangible Property and the Vendor owns and possesses the Intangible Assets free and clear of any and all encumbrances.

5.6	Material Change

Since the date of the Letter of Intent there has not been and change to the Assets as described in Section 1.1 of this Agreement.

5.7	Litigation

There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor, threatened against or relating to the Vendor, the Vendor’s Business or any of the Assets, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

5.8	Conformity With Laws

All governmental licences and permits required for the conduct in the ordinary course of the operations of the Vendor’s Business and the uses to which the Assets have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any order, decree, statute, by-law, regulation, covenant, restriction, plan or permit, including those regulating the discharge of materials into the environment and the storage, treatment and disposal of waste or otherwise relating to the protection of the environment and the health and safety of persons. For greater certainty, the Assets have not been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party.

5.9	Terms of Employment

The Vendor is not a party to any collective agreement relating to the Vendor’s Business with any labour union or other association of employees, and no part of the Vendor’s Business has been certified as a unit appropriate for collective bargaining. The Vendor’s Business has employees and group employee termination legislation would not apply to a termination of all employees at one time. Additionally, the Key Employees may be dismissed on one year’s notice or less, without further liability.

5.10	Material Contracts

The Schedule of Material Contracts contains a true and correct listing of each written or oral contract of the following types to be acquired or assumed by the Purchaser:

(a)	contracts or commitments out of the ordinary course of business;

(b)	contracts or commitments involving an obligation to pay in the aggregate $100 or more or of a duration greater than one year;

(c)	contracts or commitments in respect of the Intangible Property;

(d)

except as required by statute or regulation, contracts or commitments in respect of bonuses, incentive compensation, pensions, group insurance or employee welfare plans, all of which are fully funded as determined by an independent and reputable firm of actuaries employed by the Vendor;

(e)	employment contracts or commitments other than unwritten employment contracts of indefinite duration entered into in the ordinary course of the Vendor’s Business; and

(f)	contracts or commitment in respect to vendors of the Vendor.

5.11	No Defaults

Except as otherwise expressly disclosed in this Agreement or in any Schedule to this Agreement there has not been any default in any obligation to be performed under any Material Contract, each of which is in good standing and in full force and effect, unamended, except as set forth in the Schedule of Material Contracts.

5.12	Deferred Revenue

There are no deferred revenues or any other future obligation related to the Vendor’s Financial Data Business nor does the Vendor know of any reasonable basis for any such deferred revenue obligation. The Vendor shall indemnify and save harmless the Purchaser from and against all deferred revenue obligations related to the Vendor or the Vendor’s Financial Data Business.

5.13	Accuracy of Representations

No certificate or statement furnished by or on behalf of the Vendor to the Purchaser at Closing in respect of the representations, warranties or covenants of the Vendor will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements misleading.

6.	Covenants of the Vendor

6.1	Conduct of Business

Until Closing, the Vendor shall conduct the Vendor’s Financial Data Business diligently and only in the ordinary course and will use its best efforts to preserve the Assets intact, to keep available to the Purchaser its present employees and to preserve for the Purchaser its relationship with its suppliers, customers and others having business relations with it.

6.2	Access by Purchaser

The Vendor shall give to the Purchaser and Purchaser’s counsel, accountants and other representatives full access, during normal business hours throughout the period prior to Closing, to all of the properties, books, contracts, commitments and records of the Vendor relating to the Vendor’s Financial Data Business and the Assets, and shall furnish to the Purchaser during that period all such information as the Purchaser may reasonably request.

6.3	Taxes

The Vendor has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party pertaining to the Assets or otherwise pertaining to the Vendor’s Financial Data Business.

6.4	Procure Consents

The Vendor shall diligently take all reasonable steps required to obtain all consents to the assignments of the Material Contracts and any other of the Assets for which a consent is required.

6.5	Exclusivity

The Sellers will not:

(a)	solicit, initiate, or encourage the submission of any proposal or offer from any entity or person relating to the acquisition of the Assets or any substantial portion of the Assets.

(b)	The Vendor will notify Stockgroup immediately if any entity or person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

7.1	Status of Purchaser

The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada with respect to the filing of annual returns, has the power and capacity to enter into this Agreement and carry out its terms.

7.2	Authority to Purchase

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

8.	Covenants of the Purchaser

8.1	Offer Employment

The Purchaser does covenant with the Vendor to offer employment at Closing to the Key Employees.

8.2	Consents

The Purchaser shall at the request of the Vendor execute and deliver such applications for consent and such assumption agreements, and provide such information as may be necessary to obtain the consents referred to in section 6.4 and will assist and co-operate with the Vendor in obtaining the consents.

9.	Survival of Representations, Warranties and Covenants; Indemnification

9.1	Survival of Representations, Warranties and Covenants

All statements contained in any certificate or other instrument delivered under this Agreement or in connection with the transaction contemplated by this Agreement shall be deemed to be representations and warranties. Except as provided in this sentence, all representations, warranties, convenants and agreements (other than the provisions of Sections 6.3 and this Section 9.1) shall terminate upon expiration of two (2) years after the Closing Date (“Expiration Date”). The representations and warranties in Section 6.3 shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections.

9.2	Indemnification.

Each Party shall indemnify and save and hold harmless the other and each of their affiliates and subsidiaries, and their respective representatives, from and against any and all Indemnified Liabilities; provided however, that the Indemnified Party makes a written claim for indemnification against the Indemnifying Party within the applicable survival period.

“Indemnified Liabilities” means

(a)

any and all liabilities or obligations, whether accrued, absolute, contingent or otherwise, existing on or prior to the Closing Date and which, as it relates to Vendor’s Indemnified Liabilities, are not agreed to be assumed by the Purchaser under this Agreement;

(b)

any and all damages resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished under this Agreement; and

(c)	any and all claims, actions, suits, demands, costs and legal and other expenses incident to any of the foregoing.

Defense of Claims. If a claim for Damages (a “Claim”) is made by a party entitled to Indemnification or Set Off Rights hereunder against the Indemnifying Party, the party claiming such indemnification or Set Off Rights shall give written notice (a “Claim Notice”) to the other Party (the (“Indemnifying Party”) as soon as practicable after the party entitled to indemnification or Set Off Rights (the “Indemnified Party”) becomes aware of any fact, condition or event which may give rise to Damages for which indemnification or Set Off Rights may be sought. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity or Set Off Rights hereunder, the Claim Notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons). After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity or Set Off Rights hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (1) to take control of the defense and investigation of such lawsuit or action, (2) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, and (3) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and the attorneys defending the Indemnification Claims, or Claims covered by Set Off Rights, in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

10.	Conditions Precedent to the Obligations of the Purchaser

All obligations of the Purchaser under this Agreement are subject to the fulfillment at or before Closing of the following conditions:

10.1	Vendor’s Representations and Warranties

The Vendor’s representations and warranties contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true at and as of Closing as if such representations and warranties were made at and as of such time.

10.2	Vendor’s Covenants

The Vendor will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at Closing.

10.3	Vendor’s Certificate

The Vendor will have delivered to the Purchaser a certificate of the President and Secretary of the Vendor, dated the Closing Date, certifying in such detail as the Purchaser may specify to the fulfillment of the conditions set forth in sections 10.1 and 10.2.

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before Closing by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

11.	Conditions Precedent to the Obligations of the Vendor

All objections of the Vendor under this Agreement are subject to the fulfillment, before or at Closing, of the following conditions:

11.1	Purchaser’s Representations and Warranties

The Purchaser’s representations and warranties contained in this Agreement will be true at and as of Closing as though such representations and warranties were made as of such time.

11.2	Purchaser’s Covenants

The Purchaser will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before Closing.

Each of the foregoing conditions is for the exclusive benefit of the Vendor and any such condition may be waived in whole or part by the Vendor at or before closing by delivering to the Purchaser a written waiver to that effect signed by the Vendor.

12.	Closing

12.1	Closing Date

Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets will be completed at a closing to be held at 11:00 a.m., local time in New York, New York, on May 8, 2007 or at such other time and date agreed upon in writing between the parties (the “Closing Date”).

12.2	Place of Closing

The Closing will take place at the offices of the Purchaser, Suite 1500 – 2 Penn Plaza, New York, New York.

12.3	Documents to be Delivered by the Vendor

At the Closing the Vendor will deliver or cause to be delivered to the Purchaser:

(a)

all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchaser’s counsel, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is required;

(b)	N/A;

(c)	possession of the Assets;

(d)	the certificate of the President and Secretary of the Vendor to be given under section 10.3; and

(e)

certified copies of those resolutions of the shareholders and directors of the Vendor required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Vendor under this Agreement;

12.4	Documents to be Delivered by the Purchaser

At the Closing the Purchaser will deliver or cause to be delivered:

(a)

a covenant of the Purchaser in favour of the Vendor agreeing to assume and pay or perform and indemnify the Vendor against the Assumed Indebtedness and other obligations agreed to be assumed by the Purchaser under this Agreement in the manner and to the extent provided in this Agreement;

(b)	a certified cheque, wire transfer or banker’s draft payable to the Vendor for that portion of the Purchase Price payable in cash; and

(c)	a statement of the Assumed Indebtedness.

13.	Risk of Loss

From the date of this Agreement to Closing, the Assets will be and remain at the risk of the Vendor. If any of the Assets are lost, damaged or destroyed before Closing, the Purchaser may, in lieu of terminating this Agreement under Article 10, elect by notice in writing to the Vendor to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction will be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by Closing will be assigned to the Purchaser.

14.	Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

15.	Set-Off

Subject to the limitations set forth in this Section 15, Purchaser may withhold and set off against the Purchase Price determined in accordance with Section 3.1(a)(ii), with the Purchase Price determined in accordance with Section 3.1(a)(i) not subject to recourse, any amount as to which the Vendor is obligated to pay Purchaser pursuant to any provision of this Agreement (the “Set Off Rights”). The Purchaser shall have Set Off Rights or any other right or action permitted by law, from and against any and all costs, losses, taxes, liabilities, damages, lawsuits, deficiencies and expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty or the inaccuracy of any representation made by the Vendor in this Agreement, or (2) any breach of any covenant or agreement made by the Vendor in this Agreement; provided, however, that the Purchaser makes a written claim if the Purchaser chooses to exercise its Set Off Rights against the Vendor within the applicable survival period. As used throughout this Section 15, “Damages” means out-of-pocket amounts actually suffered or sustained by the Indemnified Party, and shall not include any amounts in the nature of consequential damages, lost profits, diminution in value, damage to reputation or goodwill, or the like. In computing Damages, such amount shall be computed net of any related recoveries to which the Indemnified Party is entitled.

16.	Notice

All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set forth on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement, and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent if sent for next day delivery to an address by recognized overnight delivery service (e.g., Federal Express); and upon receipt if sent by certified or registered mail, return receipt requested.

17.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

18.	Time of the Essence

Time will be the essence of this Agreement.

19.	Applicable Law

This Agreement will be governed by and interpreted in accordance with the laws of the state of Nevada (without reference to the choice of law provisions of Nevada law).

20.

Mediation. Except for failure to pay fees due under this Agreement, breach of confidentiality agreement or infringement of the other party’s intellectual property rights in which event the affected party shall be entitled to bring an action in any court of competent jurisdiction to (a) enjoin the acts giving rise to the default or obtain other equitable relief, and (b) recover damages for the other party’s breach, in the event of a dispute related to this Agreement, the parties shall use the following procedure as a condition precedent to either party pursuing other available remedies:

A party who believes a dispute exists (the "Disputing Party") shall notify the other party (the "Responding Party") in writing of the dispute.  Such notice shall state the substance and scope of the dispute, the Disputing Party’s position, including legal and factual justifications, the remedy sought, and any other pertinent matters. The Responding Party shall respond in writing to the Disputing Party’s notice within five (5) business days.  Such writing shall state the Responding Party’s position and response to each of the items included in the Disputing Party’s notice. A telephone conference shall be held within five (5) days between representatives of the parties having decision-making authority regarding the dispute, to negotiate in good faith a resolution of the dispute.

If, within ten (10) business days after such telephone conference, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to a mutually agreed upon third party mediator.  The parties shall share the mediation fees equally. Mediation shall take place at San Jose, California or any other location mutually agreeable to the parties. In the event the parties resolve their dispute in mediation, they shall enter into a written agreement, which shall be binding on all parties thereto. In the event such dispute has not been resolved within ninety (90) days after the selection of the mediator pursuant to this Section, then, any dispute or controversy arising out of or relating to this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes. By entering into this provision, it is the parties’ intention to expedite, and limit the costs involved in, resolution of any future dispute, and therefore pre-hearing discovery shall be limited to production of key documents and, if appropriate, subpoena of not more than two key witnesses, as determined by the arbitrator, and shall not extend to depositions of parties. No arbitrator shall be empowered to award any other damages, including, but not limited to, consequential, compensatory, or punitive damages.

21.	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

22.	Headings

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SEMOTUS SOLUTIONS INC.

Per:	/s/ Anthony Lepine
Authorized Signatory

STOCKGROUP SYSTEMS LTD.

Per:	/s/ Susan Lovell
Authorized Signatory

SCHEDULE OF MATERIAL CONTRACTS

Customer Contracts:

A.	All of the Vendor’s corporate customer contracts which include, among others, the following:

1.	This information is confidential and therefore has been omitted.

B.	All of the Vendor’s individual subscriber (customers) contracts which include, among others, the following:

1.	This information is personal in nature and has therefore been omitted.

Vendor Agreements:

1.	This information is confidential and therefore has been omitted.

SCHEDULE OF INTANGIBLE PROPERTY

Domain Name Assignment

This Domain Names Assignment is delivered pursuant to the Closing under that certain Purchase Agreement (the “Agreement”) dated as of May 8, 2007, between Semotus Solutions Inc., as the “Seller”, and Stockgroup Systems Ltd., as the “Purchaser”. Capitalized terms used in this Domain Names Assignment have the same meanings given to them in the Agreement.

The Seller has delivered this instrument signed by the Seller to enable the Purchaser to file it with any appropriate agency to indicate ownership of the intellectual property described below and for the other purposes set forth in this instrument. This instrument supplements and is in addition to all other rights of the Purchaser under the Agreement and other instruments of transfer delivered in connection with the Agreement.

The Seller has adopted and registered the Internet Domain Names listed on the attached Attachment A (the “Domain Names”) with Network Solutions, Inc., Register.com or other registrars throughout the world (each a “Registrar”) on various dates.

For good and valuable consideration, receipt of which the Seller acknowledges, and by signing and delivering this instrument, the Seller sells, assigns, transfers, conveys, and delivers to the Purchaser all of the Seller’s right, title and interest in and to the Domain Names and agrees as follows:

1.

SUCCESSFUL TRANSFER. AT THE CLOSING DATE OR A COMMERCIALLY REASONABLE TIMEFRAME THEREAFTER, THE SELLER SHALL COMPLETE, OR CAUSE TO BE COMPLETED, THE FORMAL TRANSFER OF THE DOMAIN NAMES TO THE PURCHASER IN ACCORDANCE WITH THE APPLICABLE DOMAIN NAMES TRANSFER PROCEDURE OF EACH REGISTRAR (THE "TRANSFER PROCEDURE").

(a)

The Seller agrees that, for no additional compensation, the Seller will execute any and all documents that may be necessary or appropriate to perfect the Purchaser’s rights in and to the Domain Names, including but not limited to all documents that may be necessary or appropriate to effect the formal transfer of the Domain Names to the Purchaser in accordance with the Transfer Procedure. In connection with the Transfer Procedure, the Seller will provide any information required or requested by the Registrar or the Purchaser, including but not limited to, the name or names identified by the Purchaser for billing, administrative and technical contacts.

(b)

At any time, and from time to time after the Closing, the Seller agrees, promptly upon the Purchaser’s written request, to take any and all steps reasonably necessary to execute, acknowledge and deliver to the Purchaser any and all further instruments and assurances necessary to complete a Successful Transfer. “Successful Transfer” means for this purpose that Purchaser owns and is accurately recognized as the registrant of the Domain Names in the Network Solution, Inc.’s WHOIS database; that the Purchaser has all rights, title and interest in and to the Domain Names; and the Purchaser is able to use or allow others to use the Domain Names.

2.

CEASE USE OF NAMES. AS OF THE END OF THE TRANSITION PERIOD, THE SELLER WILL STOP ALL USE OF THE DOMAIN NAMES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, USE FOR AN INTERNET SITE OR FOR ELECTRONIC MAIL. THE SELLER SHALL NOT ADOPT ANY NEW USES OF THE DOMAIN NAMES.

3.

NON-INTERFERENCE. EXCEPT AS PERMITTED UNDER THAT CERTAIN TRADEMARK ASSIGNMENT AGREEMENT EXECUTED BETWEEN SELLER AND PURCHASER ON MAY 8, 2007, SELLER AGREES NOT TO CHALLENGE OR OBJECT TO THE PURCHASER'S (A) RIGHT TO REGISTER, USE, OWN OR TRANSFER THE DOMAIN NAMES ANYWHERE IN THE WORLD, OR (B) RIGHT TO REGISTER, USE, OWN OR TRANSFER ANY TRADEMARKS, SERVICE MARKS, DOMAIN NAMES OR TRADE NAMES THAT INCLUDE OR CONSIST OF THE DOMAIN NAMES ANYWHERE IN THE WORLD. THE SELLER ALSO AGREES NOT TO TAKE ANY ACTION THAT WOULD INTERFERE WITH ANY RIGHTS THE PURCHASER MAY HAVE OR ACQUIRE IN THE DOMAIN NAMES AND MARKS.

4.

REPRESENTATIONS AND WARRANTIES. SELLER REPRESENTS AND WARRANTS TO PURCHASER AS FOLLOWS AND ACKNOWLEDGES THAT PURCHASER IS RELYING ON THESE REPRESENTATIONS AND WARRANTIES IN ENTERING INTO THIS AGREEMENT:

(a)

Seller is the sole registrant of the Domain Names and has sufficient authority and right to enter into this Domain Names Assignment and perform its obligations hereunder, and in particular, to transfer all title and ownership of the Domain Names and the Domain Names registration to Purchaser as provided in this Agreement, free and clear of all encumbrances;

(b)

As at the Closing Date, there is not outstanding or pending any proceeding under the Uniform Dispute Resolution Policy and there have been no third party claims or demands against Seller in connection with Seller’s registration and/or use of the Domain Names, including claims for infringement of third party trade-mark or other intellectual property rights;

(c)

There is no contract, option or any other right of any person binding upon Seller, or which at any time may become binding upon Seller, to sell, transfer, assign, license or in any other way dispose of or encumber the Domain Names or the Domain Names registration other than pursuant to the provisions of this Domain Names Assignment; and

(d)	Neither Seller nor any entity controlled by or under common control with Seller is the registrant or owner of any other Domain Names that is confusingly similar to the Domain Names.

The undersigned has signed this Domain Names Assignment on May 8, 2007.

SEMOTUS SOLUTIONS, INC.

By:	/s/ Anthony Lapine
Name:	Anthony Lapine
Title:	Chief Executive Officer

ATTACHMENT A

Confidential

Trademark Assignment

WHEREAS, Semotus Solutions Inc., a Nevada corporation, with offices at 718 University Ave., Suite 202, Los Gatos, CA 95032 (“ASSIGNOR”) owns certain trademarks and/or service marks, and applications and/or registrations for such marks, as listed in Attachment A attached hereto and incorporated herein by this reference (“MARKS”);

WHEREAS, Stockgroup Systems Ltd., a Nevada corporation (“ASSIGNEE”), desires to acquire all of the right, title and interest of ASSIGNOR in, to and under the MARKS, together with the goodwill of the business symbolized by the MARKS;

WHEREAS, ASSIGNOR and ASSIGNEE have entered into a certain Asset Purchase Agreement, dated as of May 8, 2007 (the “PURCHASE AGREEMENT”), assigning, among other things, all right, title and interest in and to the MARKS from ASSIGNOR to ASSIGNEE;

WHEREAS, ASSIGNEE is a successor to the business of the ASSIGNOR to which the MARKS pertain.

NOW, THEREFORE, in consideration of the Asset Purchase Price (as defined in the Purchase Agreement) and other good and valuable consideration paid by ASSIGNEE to ASSIGNOR, the receipt and sufficiency of which hereby is acknowledged, ASSIGNOR does hereby assign to ASSIGNEE its entire right, title and interest in and to the MARKS, and to the applications and/or registrations for the MARKS, together with the goodwill of the business symbolized by the MARKS and the portion of the business of the ASSIGNOR to which the MARKS pertain, including the right to sue for and collect damages incurred as a result of any past, present or future infringement, misappropriation or violation of rights related to the MARKS.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment to be duly executed by an authorized officer on this 8th day of May, 2007.

SEMOTUS SOLUTIONS INC.

By:	/s/ Anthony Lapine
Name:	Anthony Lapine
Title:	Chief Executive Officer

ATTACHMENT A

Trademarks

Confidential

List of Software Included in the Intangible Property

Software includes both object code and source code related to the following wireless services:

Confidential.